Exhibit 10.22

FORM OF OPTION AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

OPTION AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [•], between XPO Logistics, Inc., a Delaware corporation (the “Company”), and [•].

This Option Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of options to purchase 8,000 shares (this “Award”) of the Company’s common stock, $0.001 par value per share (each, a “Share”), that are being granted to you on the date hereof (such date, the “Grant Date”), at an exercise price of $[•] per Share (the “Exercise Price”), that are subject to the terms and conditions specified herein (each such option to purchase one Share, an “Option”), and that are granted to you under the XPO Logistics, Inc. 2011 Omnibus Incentive Compensation Plan (the “Plan”). The Options are not intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Vesting Date” means September 2, 2012.

SECTION 3. Vesting and Exercise. (a) Vesting. On the Vesting Date, your rights with respect to all the Options subject to this Award Agreement shall become vested and such Options shall become exercisable, provided that you must be a member of the Board of Directors of the Company (the “Board”) on the Vesting Date, except as otherwise determined by the Committee in its sole discretion.

(b) Exercise of Options. Options, to the extent that they are vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the Company of (i) written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Options that are thereby exercised, and (ii) full payment, in accordance with Section 6(b) of the Plan, of the aggregate Exercise Price for Shares with respect to which the Options are thereby exercised. The notice shall be signed by you or any other person then entitled to exercise the Options. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Options are thereby exercised, the Company shall issue to you or your legal representative (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, the delivery of share certificates or as otherwise determined by the Company) one Share for each Option you have exercised. Notwithstanding the foregoing, to the extent that they are vested, you will also be permitted to exercise Options through a “cashless exercise” by having the Company withhold from the number of Shares you would be entitled to receive upon exercise of the Options a number of Shares having a Fair Market Value (determined as of the date of exercise) equal to the aggregate Exercise Price with respect to the Options being exercised, in which case, the Company shall issue to you or your legal representative (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, the delivery of share certificates or as otherwise determined by the Company) a number of Shares net of such aggregate Exercise Price.

(c) Change of Control. In the event of a Change of Control, all outstanding Options shall accelerate vesting and become exercisable as of immediately prior to such Change of Control.

SECTION 4. Forfeiture of Options. (a) Unless the Committee determines otherwise, if the Vesting Date with respect to the Options has not occurred prior to the date on which you cease to be a member of the Board for any reason, your rights with respect to such Options shall immediately terminate and you shall be entitled to no further payments or benefits with respect thereto.

(b) Notwithstanding the foregoing, unless the Committee determines otherwise, vested and unexercised Options shall automatically expire on the first anniversary of the date on which you cease to be a member of the Board for any reason, but in no event later than the tenth anniversary of the Grant Date.

(c) Notwithstanding any provision of this Award Agreement to the contrary, all Options shall automatically expire on the tenth anniversary of the Grant Date.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the Options subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative upon exercise of vested Options.

SECTION 6. Non-Transferability of Options. Unless otherwise provided by the Committee in its discretion, Options may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Option in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. (a) Consents. Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(b) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. You and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. 429 Post Road Buchanan, MI 49107 Attention: Chief Executive Officer

with copies to:	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Attention: Jennifer S. Conway, Esq. Facsimile: (212) 474-3700

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Options shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.,

by
	Name:	Bradley S. Jacobs
	Title:	Chairman and Chief Executive Officer

[DIRECTOR],

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